EXHIBIT 99.2
Occidental Petroleum Corporation

CYNTHIA L. WALKER
Executive Vice President and Chief Financial Officer

– Conference Call –
Third Quarter 2013 Earnings Announcement

October 29, 2013
Los Angeles, California

Thank you Chris, and good morning everyone.  My comments will reference several slides in the conference call materials that are available on our website.
Overall in the third quarter, we continued the solid execution seen in the first half.  Total company production was 767,000 BOE per day.  Importantly, we produced 267,000 barrels of oil domestically, on track to achieve our second half growth objectives.  With three quarters of successful execution behind us, we are confident that we will exceed the goals we set for the year for operating cost and capital efficiency.  We had core earnings of $1.6 billion or $1.97 per diluted share.  For the first nine months of 2013, we generated $9.4 billion of cash flow from continuing operations before changes in working capital and ended the quarter with $3.8 billion of cash on our balance sheet.
If you turn to slide 3, you’ll see a summary of our earnings for the quarter.  Core income was approximately $1.6 billion or $1.97 per diluted share.  Compared to the second quarter of 2013, the current quarter results reflected improved oil and gas segment earnings driven by higher realized oil prices and domestic volumes, higher core earnings in the Chemical segment and improved performance in the midstream segment driven by higher margins in the marketing and trading businesses, largely due to commodity price movements.
Now, I will discuss the segment performance for the oil and gas business and begin with earnings on slide 4.  Oil and gas earnings for the third quarter of 2013 were $2.4 billion, an increase over both the second quarter of 2013 and the third quarter of 2012.  On a sequential quarter-over-quarter basis, improvements came from higher oil prices and domestic volumes.  The volume increases resulted largely from higher oil production in California, Permian and Williston and improved Colombia liftings.
Moving to slide 5.  As I mentioned, total production for the quarter was 767,000 barrels per day, a decrease of 5,000 barrels over the second quarter and an increase of 1,000 barrels over the year ago quarter.  On a sequential quarterly basis, these results reflect domestic oil production growth as a result of our drilling program and a resumption of Permian production following plant turnarounds and weather interruptions in the second quarter.  We also experienced an improved environment in Colombia, although disruptions continued to impact production in the quarter and early in the fourth quarter as well.  MENA production was lower primarily due to the impact of full cost recovery on our contract in Yemen, lower spending in Iraq, maintenance in Qatar and labor issues in Libya.  Excluding these impacts and the disruptions in Colombia, International production was in line with our guidance last call.  On a year-over-year basis, full cost recovery and other adjustments under our production sharing and similar contracts, also reduced MENA production by 7,000 barrels per day.
If you turn to slide 6, I will discuss our domestic production in more detail.  Our domestic production was 476,000 barrels per day, an increase of 6,000 barrels per day from the second quarter of 2013 and an increase of 7,000 barrels per day from the third quarter of 2012.  Focusing on our commodity composition, oil production increased 6,000 barrels from the second quarter, driven by California, the Permian and the Williston Basin.  For the first nine months of 2013, our domestic oil production has increased by 13,000 barrels per day or 5 percent versus 2012.  NGL production increased 2,000 barrels per day versus the second quarter.  Natural gas volumes were lower by about 11 mmcf per day compared with the second quarter, almost entirely coming from the Permian, as a result of third party processing bottlenecks.
Our realized prices for the quarter and the comparison to benchmark prices are summarized on slide 7.  Compared with the second quarter, our worldwide crude oil realized price increased about six percent, primarily reflecting changes in benchmark prices.  We experienced improvement in NGL pricing domestically which contributed to a 5 percent increase in worldwide NGL realized prices, while domestic natural gas realized prices experienced a 14 percent decrease driven by the decline in the benchmark.  We also included updated price sensitivities.
Next, I will cover production costs on slide 8.  Oil and gas production costs were $13.60 per barrel in the third quarter and $13.64 for the first nine months of 2013, compared to $14.99 per barrel for the full year of 2012.  As you can see, domestic operating expenses increased slightly from the second quarter of 2013.  This was due to the timing of certain planned workover activities.  International production costs have remained fairly consistent with 2012 levels excluding the impact of the facilities turnarounds in Qatar and Dolphin that affected the first quarter of 2013.  We are pleased with our performance on operating costs this year and will beat our full year target.
Taxes other than on income, which are generally related to product prices, were $2.61 per barrel for the first nine months of 2013, compared with $2.39 per barrel for the full year of 2012.
Third quarter exploration expense was $68 million.  We expect fourth quarter 2013 exploration expense to be about $100 million for seismic and drilling in our exploration programs.
Turning to Chemical segment core earnings on slide 9.  Third quarter earnings of $181 million were $37 million higher than the second quarter, primarily driven by strong caustic soda export volumes and lower energy and ethylene costs.  Fourth quarter demand for chlor-alkali products is typically lower due to seasonal factors.  We expect fourth quarter 2013 earnings to decline to approximately $100 million, driven by these seasonal factors, coupled with lower Far East demand and lower caustic soda spot and export prices.
On slide 10 is a summary of Midstream segment earnings.  They were $212 million for the third quarter of 2013, compared to $48 million in the second quarter of 2013 and $156 million in the third quarter of 2012.  The 2013 sequential quarterly improvement in earnings resulted mainly from higher marketing and trading performance, driven by commodity price movements during the quarter, and year-over-year improvement was driven by improved margins in our pipeline and gas processing businesses.
The worldwide effective tax rate on core income was 40 percent for the third quarter of 2013.  The lower tax rate than the guidance we provided last quarter resulted from lower volumes in Libya where the tax rates are significantly higher than our overall effective tax rate.  We expect our combined worldwide tax rate in the fourth quarter of 2013 to remain in the 40 to 41 percent range.
Slide 11 summarizes our year-to-date 2013 cash flow.  In the first nine months of 2013, we generated $9.4 billion of cash flow from continuing operations before changes in working capital.  Working capital changes increased our cash flow from operations by $400 million to $9.8 billion.  Capital expenditures for the first nine months of 2013 were $6.4 billion, of which $2.2 billion was spent in the third quarter.  We generated approximately $270 million of cash from the sale of a Chemical investment and used $340 million for acquisitions of domestic oil and gas assets.  After paying dividends of $1.0 billion and other net flows, our cash balance was $3.8 billion at September 30.  Our debt-to-capitalization ratio remained at 15 percent at quarter-end.  Our annualized return on equity for the first nine months of 2013 was 14 percent and return on capital employed was 12 percent.

Lastly, I will turn to our fourth quarter outlook.
Production
Domestically, we are on track to achieve our second half oil growth average of 6,000 to 8,000 barrels per day increase over the first half average.  Our natural gas and NGL volumes are expected to decline modestly in the fourth quarter due to lower drilling on gas properties and natural decline, coupled with the effect of a major plant turnaround in the Permian.
Internationally, we expect total production to be about flat in the fourth quarter of the year compared to the third quarter volumes, excluding the impact of insurgent activity in Colombia.  We expect international sales volumes to increase in the fourth quarter recouping the deferred liftings we experienced early in the year.
Capital Program
Our annual capital is expected to be about $9 billion.  This is about $600 million lower than the $9.6 billion program we have previously discussed.  Of this reduction, approximately $200 million resulted from achieving better than planned efficiencies in our oil and gas program particularly in our drilling costs, $200 million primarily from the deferral of certain oil and gas facilities spending and midstream projects to 2014, and $100 million from lower than planned spending in Iraq.  We are particularly pleased that we are on track to meet or exceed our planned drilling activity levels for the year, while spending less capital than planned as a result of efficiency initiatives.
I will now turn the call over to Sandy Lowe who will provide an overview of our Middle East/North Africa operations.

Occidental Petroleum Corporation
SANDY LOWE
Vice President - OPC and President International Production

October 29, 2013
Los Angeles, California

Thank you Cynthia.

As you are aware we have had a successful involvement in the Middle East/North Africa Region for over 40 years. We are active in key major oil producing countries in the region and have formed excellent relationships at all levels. The countries in which we operate include Oman, Qatar, the United Arab Emirates, Iraq, Bahrain, Libya and Yemen.  We have a diverse set of projects in the region and manage all of our projects with high safety standards creating local jobs and development opportunities for people in local communities.  Our current producing operations have generated over 20 billion dollars of net free cash flow in the last 15 years and are currently generating annual free cash flow of around 1.6 billion dollars, excluding the Al Hosn Gas Project capital, which is currently running at about 1 billion dollars annually.  We reasonably expect that our Middle East business will generate over 2 billion dollars of free cash flow annually once the Al Hosn Gas project becomes operational.

We have invested 9 billion dollars of capital in the Middle East region since 2010, 75 percent of which has been spent in Oman, Abu Dhabi and Qatar. We have drilled over 2,500 wells in the region during this time and currently have 37 drilling rigs running.  We have also spent 300 million dollars on exploration since 2010.  Our projects make a significant contribution to the economies of these countries employing around 15,000 full time employees and contractors not counting the workforce at the Al Hosn Gas project which is currently over 34,000.

We have drilled several types of wells throughout the Region.  These include onshore oil wells in Oman, offshore wells in Qatar and sour gas wells onshore Abu Dhabi. The production from our oil wells ranges from 200 to 4500 barrels of oil per day and our gas rates are as high as 120 million standard cubic feet per day.

Our Middle East operations are designed to leverage our technical experience based in central support groups, such as project management, engineering, exploration and drilling.  We apply this knowledge locally to successfully execute our projects. We have used this central support approach effectively in the areas of reservoir characterization, flood implementation, drilling and completion techniques and management of major projects. This enables us to apply best practices across the region while minimizing the deployment of western expatriates and maximizing opportunities for nationals in each country.

We expect that our net Middle East production for 2013 will exceed 260,000 barrels of oil equivalent per day representing about 35 percent of Oxy’s total production worldwide.   When the Al Hosn Gas project reaches full operational status in 2015, it should add net production of over 60,000 barrels of oil equivalent per day.

Our 2013 Middle East development capital is expected to be about 3 billion dollars with about 44 percent spent on waterflood projects, 34 percent on the Al Hosn Gas Project, 12 percent on steamfloods and 10 percent on primary production.  We will drill over 750 development wells this year and plan on around 665 wells next year.

Our strategic goals for our Middle East business can be summarized as follows:
—	Continue to be a growing, profitable and vibrant business in the Middle East Region;
—	Continue to be a preferred strategic partner with the host countries where we operate;
—	Expand our Middle East area business by partnering with local investors to secure strategically important growth projects;
—	Continue to successfully execute projects;
—	Achieve returns in excess of 20 percent on our invested capital;
—
Continue our investment philosophy where our presence makes meaningful contributions to the host economies and makes a positive difference in the lives of people in the local communities, including increased education and employment opportunities for nationals.

We have a strong track record in each of the goals summarized above and believe we will be able to deliver successfully on each of these going forward.  In particular, we have developed and nurtured close relationships with key partners in the countries we operate.  We have always been respectful of the interests, expertise and values of the host countries.  This philosophy has over time led to mutual respect and helped us grow our operations profitably.

I will now provide a brief summary of our operations in three of the key countries in the Middle East region, which collectively make up 70 percent of our current production, 85 percent of our income from operations, and nearly all of our free cash flow.  We spend about 75 percent of our Middle East capital in these three countries as well.

Oman

We have been present in Oman for 34 years and operate in Blocks 9, 27 and 62, in the North of Oman, and Block 53, which is the Mukhaizna field.  We are the largest independent oil producer in Oman and have a highly skilled and loyal national staff.  Our Omani staff has grown from 246 in 2005 to 1858 today.  Most of our national employees have developed their skills and experience within Oxy, including opportunities to train and work on OXY projects in the United States and other countries.  As a result, over 81 percent of our employees are Omani nationals and Omani citizens now hold most of the high level executive positions including the President of our Oman business unit.  Oxy Oman’s gross production is expected to be about 230,000 Barrels of oil equivalent per day in 2013 with a net 76,000.    Our Omani operations are a significant free cash flow generator.  We expect to continue to achieve returns well in excess of 20 percent from our Oman projects.

Northern Oman

In Northern Oman, a combination of development wells, exploration success, and the application of water-flooding techniques has led to an increase in gross production from 92,000 to 106,000 barrels of oil equivalent per day since 2010.

We have a large pipeline hub and gas plant at Safah associated with the producing wells in Northern Oman.  This infrastructure enables us to rapidly and efficiently bring new wells into production.  Most wells initially free-flow and later have either gas lift or electric-submersible pumps installed. We have maintained our gross average operating costs at around $5.50 per barrel with the key drivers being downhole maintenance, surface operations and support costs. We have drilled 107 out of our 153 planned wells for this year. These are typically horizontal wells with lateral lengths of between 1800 and 3500 ft.  Recent production rates have been as high as 3800 barrels of oil equivalent per day with an average for 2013 of around 550.  During 2014 we plan to drill another 125 development wells.

Over the next 5 years our plans include drilling 400 development and water injection wells.  We expect our annual drilling capital to be between 250 to 300 million dollars per year.  We believe our development program will increase gross production to about 125,000  barrels of oil equivalent per day during this period.

Our exploration program in Northern Oman has been one of our most successful ever as a company with a discovery rate of greater than 60 percent.  We attribute this success to our use of technologies such as horizontal drilling and state of the art 3D seismic, as well as the development of new play concepts. Our discoveries this year, mostly coming from horizontal wells, have an average production of 3,000 barrels of oil equivalent per day and produce over 70 percent oil.  We continue to expand our technical understanding and have a robust inventory of future drilling prospects.  In addition, we are nearing completion of a 2,000 square mile 3D seismic program which should further enhance our growth portfolio.  This new seismic data over Blocks 9 and 27 should yield many attractive prospects and enable us to continue exploring in these areas for many years.  Over the next 5 years, we expect to drill more than 50 exploration wells, 13 of which are planned for 2014, and to generate more than 250 new development drilling locations.

Our Block 62 development is in the early stages of engineering with a number of gas producers already drilled. We are planning to further delineate one of the larger structures by the end of this year, allowing an updated development plan to be presented to the Government during 2014.

Mukhaizna

Mukhaizna is one of the world’s largest steamflood projects. At the end of 2012 it ranked third in the world in terms of steamflood production, ahead of the large, best known, US steamfloods.  Oxy’s involvement in the Mukhaizna field began in 2005.  Since that time we have increased gross production from 8,000 to 125,000 barrels of oil per day and produced 160 million barrels of oil from the field.

We have drilled over 2000 wells of which 825 are producers. The steam wells enable injection of over 500,000 barrels per day.  Waste heat recovery systems on power generators account for 20 percent of our steam. We continue to optimize the development plan of this field with the Government and our partners and we expect to continue executing our in-fill drilling program.  The anticipated peak production is estimated to be between 135,000 and 140,000  barrels of oil per day.

We expect to drill 340 wells this year.  Recent rates have been as high as 830 Barrels of oil per day with an average for 2013 of around 330.  We plan to drill another 300 wells in 2014.

We presently have 6 rigs running in Mukhaizna. In addition to the main Mukhaizna reservoirs we are delineating the extensive Kahmah fractured carbonate heavy oil reservoir, which lies above the main pay of Mukhaizna.  We presently have one rig dedicated to this activity.  Another milestone will be reached in Mukhaizna next year with the drilling of our first deep exploration well in the field.

Qatar

We presently operate 3 shallow water offshore oil fields in Qatar: Idd El Shargi North Dome, Idd El Shargi South Dome and Al Rayyan.  We also have an interest in the Dolphin Project, which has been a great success since its start.  Through our plans for our various projects in Qatar, we expect to achieve returns well in excess of 20 percent.

In nearly 20 years in Qatar we have invested 4.3 Billion dollars and produced 680 million barrels of oil.  Our operations in Qatar provide significant free cash flow.  Current production is about 106,000 barrels of oil per day for 2013 from the 3 oil fields, netting 67,000 barrels of oil per day to Oxy.  Dolphin’s current production net to Oxy is about 38,000 barrels of oil equivalent per day.

In Qatar, as in Oman, we are focused on the development of national staff and have successful national employees in all levels in the company.  Oxy has established itself as an active and committed member of the community. During our presence in Qatar we have forged strong and effective relationships with a number of organizations in the focus areas of Health, Education, Arts and Culture, and Sports. Examples include partnering with the Supreme Education Council and the Weill Cornell Medical College in the promotion of a healthy lifestyle, which is aligned with Qatar’s 2030 National Vision. Other initiatives relate to specific causes such as diabetes, cancer, working with the Al Noor institute for the blind, partnering with the Qatar Museums Authority and supporting a number of sporting events.

In Idd El Shargi North Dome, we will drill 17 wells in 2013 from Jack-up rigs in a water depth of around 130 feet.  Over the course of our involvement in Qatar since 1994, we have drilled 268 horizontal producing wells and over 100 horizontal water injectors.  Recent well Production Rates in ISND have been as high as 4500 Barrels of oil per day with an average for 2013 of around 1,460.

As part of our recently approved Phase V Development plan we will drill another 205 wells at a cost of 1.2 billion dollars.   We plan to drill 36 of these wells in 2014. The development plan includes the installation of new wellhead platforms, a compression and power platform and various pipelines and related facilities. We believe that as a result of this development, we will be able to continue the plateau gross production of 100,000 Barrels of oil per day for many years to come.

We also have new development opportunities being planned  for the IDD El Shargi South Dome and Al Rayyan fields.

Dolphin

The Dolphin Project remains one of the flagship projects in the region and it has been a great success since coming on-stream in 2007.  The project involves production from wells located on two offshore platforms in the North Field of Qatar. Wet gas flows to the onshore gas plant at Ras Laffan, where we process it into condensate, NGLs, and sulfur.  The dry gas is exported under a long-term contract to the UAE via a 48 inch, 230 mile subsea pipeline.   In addition to the 2 Bcfd of contracted gas from Qatar, we transport additional gas on an interruptible basis to customers in the UAE.  While meeting a significant portion of the UAE’s gas needs, Dolphin also provides gas to Oman.  We are currently expanding gas compression facilities in Ras Laffan to achieve the maximum pipeline capacity of 3.5 Bcfd to handle additional volumes. We believe substantial opportunities remain in the region to sign-up additional customers to provide gas transportation up to the full capacity of the Dolphin Pipeline generating additional midstream revenues and cash flows.  We expect our 2013 net production from Dolphin to be about 38,000  barrels of oil equivalent per day with significant free cash flow which we believe will grow over time as we take on new customers.

United Arab Emirates

Oxy’s initial experience in the UAE was as a partner in offshore exploration during the 1960s.  More recently Oxy has had a presence in the UAE since 2000.  Since then our Abu Dhabi office has developed into a regional hub supporting our Middle East assets with Engineering, Geoscience, Business Development, Operations, Supply Chain and Finance resources.  During this time the Dolphin midstream infrastructure has continued to expand and the pipeline system now extends for 475 miles throughout the UAE and into Oman.

The Al Hosn gas project where we are partnering with the Abu Dhabi national oil company, ADNOC, involves the development of the Shah sour gas field in the Western Region of Abu Dhabi.  Production from the field contains natural gas and condensate along with high concentrations of hydrogen sulfide and carbon dioxide. A large gas processing plant is currently under construction with an average 34,000 workers at the site. This is a world-scale mega-project with the involvement of major engineering, construction and manufacturing companies from around the world.  It remains on schedule and on budget.  When completed, the plant will be able to process about 1 billion cubic feet of gas per day from the field and separate it into sales gas, condensate, NGLs and sulfur.  Oxy’s net share of production is expected to be over 200 MMSCFD of sales gas and more than 20 thousand barrels of NGLs and condensate.

By the end of 2013 the project will be about 92 percent complete and will start up next year.

The 2013 Oxy share of Al Hosn’s capital is expected to be about 1 billion dollars.  Total project cost is expected to be on budget at about 10 billion dollars, with Oxy share of 4.0 billion dollars. We expect production from the project to start in the fourth quarter of 2014.  Once the field achieves steady state, annual average free cash flow to Oxy should be approximately 600 million dollars at current liquids prices.  Currently we are spending about 1 billion dollars per year, so steady state operations should provide a net cash flow swing of 1.6 billion dollars annually.

As we have recently announced, we are currently looking to sell a minority interest in our Middle East North Africa operations. We believe this will give us an exciting opportunity to possibly partner with key regional players.  This sale will reduce the Middle East/North Africa share in our overall portfolio.   We believe a partnership with regional investors will align us with local interests in our existing operations and on new opportunities throughout the Middle East to achieve future growth from a lower base.

In summary, we believe we are well positioned to meet each of our strategic goals in the region.  Specifically,
—	We have a highly profitable, vibrant and growing business;
—	We have developed strong and lasting relationships with host countries where we are welcome and invited to stay; we will continue to be a preferred strategic partner to them in the years to come;
—
Our plans to sell a minority in our Middle East North Africa operations will assure that we will continue to grow our Middle East North Africa business profitably over time by securing strategically important future projects;

—	Our development and operating plans will ensure continued success in executing our projects;
—	We will continue to achieve returns in excess of 20 percent on our invested capital;
—
We are continuing to apply our investment philosophy where our presence makes meaningful contributions to the host economies and makes a positive difference in the lives of people in the local communities, including increased education and employment opportunities for nationals.

In closing, I would like to emphasize that we are very excited about our presence and opportunities in the Middle East.  We believe our excellent relationships and partnership with key regional players, coupled with our long regional experience and our track record of timely project execution will allow us to continue to enhance our rich growth potential of the region.

I will now turn the call over to Steve Chazen who will discuss our strategic initiatives.

Occidental Petroleum Corporation

STEPHEN CHAZEN
President and Chief Executive Officer
– Conference Call –
Third Quarter 2013 Earnings

October 29, 2013
Los Angeles, California

Thank you, Sandy.
Earlier this month we announced the initial phase of the Company’s strategic review as part of an effort to streamline and focus our operations in order to better execute the Company’s long-term strategy and enhance value for our shareholders.
As part of the initial actions, Oxy’s Board of Directors has authorized the following:
—	Pursue the sale of a minority interest in the Middle East/North Africa operations in a financially efficient manner.
—	Pursue strategic alternatives for select Midcontinent assets, including oil and gas interests in the Williston Basin, Hugoton Field, Piceance Basin and other Rocky Mountain assets.
—
Sale of a portion of the Company’s 35-percent investment in the General Partner of Plains All-American Pipeline, L.P. in an IPO, resulting in pre-tax proceeds of $1.4 billion.  This initial sale process is concluded and we have received the proceeds.  Our cash balance of $3.8 billion at the end of the third quarter does not include these proceeds. Oxy’s remaining interest in Plains All-American Pipeline, based on the IPO price, is valued at approximately $3.3 billion.
As we indicated, these are the first formal steps in our effort to streamline the business, concentrate in areas where we have depth and scale and improve overall profitability.  Our goal is to become a somewhat smaller company with more manageable exposure to political risk.  We will continue to consider additional strategic alternatives for the Company to maximize total returns to our shareholders.
These actions are expected to generate a significant amount of proceeds.  Together with the excess cash on the Company’s balance sheet, these funds will largely be used to reduce Occidental’s capitalization.  While we expect to use a substantial portion of the proceeds to repurchase our shares, we also anticipate paying down some of our debt on a proportional basis.  We expect to retire $600 million of bonds due in December.  We also expect to re-invest a portion of the proceeds in high-return growth opportunities throughout the business, several of which I will discuss in a moment.  We continue to make steady progress and expect to complete the strategic review in the coming months and will disclose material developments as they occur.

Capital efficiency, operating costs, and re-investment
Approximately a year ago our Oil and Gas business units embarked on an aggressive plan to improve our operational efficiency across all cost categories, including capital, with a view to achieve an appreciable reduction in our operating expenses and drilling costs.  Our teams are to be commended for doing a superb job on this front, and exceeding our initial goals.  We continue to run ahead of our full-year objectives to improve domestic operational and capital efficiencies.  For example, we have reduced our domestic well costs by 22 percent and operating costs by about 18 percent relative to 2012.  This is ahead of our previously stated targets of 15 percent well cost improvement and total oil and gas operating costs below $14 a barrel for 2013.  Total annualized savings realized from these operating cost and capital efficiency initiatives amount to $1.2 billion compared to last year.
We expect these savings to result in additional development opportunities as previously marginal projects are now economic.  The purpose of these initiatives is to improve our return on capital while continuing to execute a focused drilling program in our core areas and grow our domestic oil volumes.  The benefit of these cost savings cannot be overstated as they will result in a year-over-year improvement in our F&D costs, leading to a more stable DD&A rate.  We believe we can sustain the benefits realized to date, achieve additional savings in our drilling costs and reach our 2011 operating cost levels over time without a loss in production or sacrificing safety.
We are particularly pleased that we are on track to meet or exceed our drilling activity levels planned for the year, while spending less capital than planned as a result of these efficiencies.  These achievements have generated higher margins giving us the confidence to allocate additional capital toward profitable growth opportunities.

As Vicki discussed during last quarter’s call, we are the largest oil and gas mineral acreage holder in California with more than 2.1 million net acres, and we have a large and diverse portfolio of opportunities available to us across the state.  We have reduced our overall operating expenses in

California by more than $4.00/BOE from $23.20/BOE in 2012 to an expected average of under $19.00 for all of 2013.  Improvement in our operating as well as drilling costs has exceeded our targets, and should allow for combined savings of at least $300 million this year compared to 2012.   As a result of these improvements, and combined with more favorable permitting, we plan to increase our capital spending in California by $500 million to approximately $2.1 billion in 2014.   Most of the increase will be directed toward unconventional drilling opportunities where we have more than 1,000,000 prospective acres for unconventional resources.

In the Permian Basin, we have accumulated more than 1.7 million net acres covering both relatively established and emerging plays, anchored by our core, high-free cash flow generating CO2 flood reservoirs.  We recently created an exploitation team whose mandate is to optimize our drilling capabilities and accelerate the development of our unconventional opportunities throughout the basin.  This year we have focused on delineating incremental opportunities in established plays as well as testing the potential of many emerging plays, which included the drilling of approximately 30 horizontal wells.  We have also succeeded in reducing our drilling costs by more than 20 percent which has increased our ability to enhance our economics utilizing horizontal drilling and multi-stage completions to develop established unconventional reservoirs.  As a result of these efforts, we can now shift our development strategy and expect to spend an additional $500 million of capital next year largely directed toward increased drilling of horizontal wells.  This step up in capital will allow for an additional 4 rigs which will be dedicated to drilling horizontal wells in our focus plays of the Wolfcamp, Wolfbone, and Bone Springs in the

Delaware Basin, as well as in the Wolfcamp in the Midland Basin.  We expect to drill roughly five times as many horizontal wells in 2014 as compared to this year.  This represents a major change in our Permian non-CO2 development strategy in which the number of horizontal wells drilled next year will account for more than 50 percent of the total wells, compared to only 10 percent during 2013.

Turning to our international operations, our 30-plus year history of operating in Colombia has provided us with unique insight around heavy oil production and mature oil field development opportunities.  Historically this has been among Oxy’s most profitable operations.  The experience associated with steam flood development is a core competency at Oxy, and a skill that fits well with Colombia’s strategy to grow its crude oil production.    Going forward, we intend to focus our efforts on applying our expertise toward the pursuit of additional high-return oil redevelopment projects, and we expect to participate in several more steam flood project opportunities in coming years.

In our Middle East/North Africa business, and as Sandy discussed, the majority of the value in terms of our production, income and cash flow is derived from three key countries – Oman, Qatar and the U.A.E.  The majority of our regional capital is also deployed in these countries, and we expect that our MENA business will generate more than $2 billion of annual free cash flow after the Al Hosn gas project becomes operational.
We feel fortunate to have had many successful years operating in the region.  Part of this we believe is a result of successfully executing on a number of challenging projects.  We also feel that it is in part due to the mutual respect we have for our partners, the host countries in which we operate, and for the people who reside there.
Although a sale of a minority interest will reduce our share of MENA within our overall portfolio, we expect to remain a major participant in the region with a focused presence.  Our track record of success and strong relationships should allow us to compete formidably for new projects and provide us with future growth off of a smaller base.  We look forward to forging new partnerships in the region which will allow us to continue our profitable growth strategy.

Opportunity for high-return growth is also present in our Chemicals business, where we plan to pursue a 50/50 joint venture with Mexichem to build a world scale ethylene cracker at the OxyChem plant in Ingleside, Texas.  As part of a long-term strategic supply relationship between the companies, essentially all of the ethylene produced from the cracker will be consumed by Oxy in the manufacture of vinyl chloride monomer (VCM) utilizing our existing VCM production capacity.  The VCM will then be delivered to Mexichem to produce polyvinyl chloride (PVC) and PVC piping systems.  Including the cracker, OxyChem’s overall operations effectively consume the equivalent of more than one-third of Occidental’s domestic natural gas and NGL production.  A significant benefit of this project is that it provides a higher level of integration from the well head through to VCM production and sales.  The project is just one example of several we plan to pursue in our effort to capture greater value in the downstream portion of the natural gas and NGL chain versus an independent upstream gas producer.  Construction on the Ingleside cracker project is expected to begin in mid-2014 with the facilities becoming commercially operational in early 2017, and we expect it will have a material benefit on our Chemical earnings.  OxyChem is also expected to continue to be free cash flow positive throughout the investment phase of the project.

In the Midstream segment, our investment in the BridgeTex pipeline continues on track for scheduled start-up in mid-2014.  The roughly 450-mile-long pipeline will be capable of transporting approximately 300,000 barrels per day of crude oil between the Permian region and the Gulf Coast refinery markets.
We are confident that these and other opportunities to deploy our capital will be meaningful drivers of our earnings growth over the coming years.
We are now ready to take your questions.

Occidental Petroleum Corporation
Return on Capital Employed (ROCE)
For the Nine Months Ended September 30, 2013
Reconciliation to Generally Accepted Accounting Principles (GAAP)

RETURN ON CAPITAL EMPLOYED (%)	11.7%

GAAP measure - net income	4,260
Interest expense	87
Tax effect of interest expense	(30)
Earnings before tax-effected interest expense	4,317

GAAP stockholders' equity	42,968
Debt	7,561
Total capital employed	50,529

ROCE - Annualized for the nine months of September 30, 2013